EXHIBIT (10)-17
AGREEMENT
     THIS AGREEMENT (the “Agreement”) is made this 1st day of April 2002, by and among The Banc Corporation, a Delaware corporation (the “Company”), The Bank, an Alabama banking corporation (the “Bank”), and Chris Gossett, an individual resident of Alabama residing at 105 Autumn Place, Birmingham, AL 35242 (the “Employee”).
RECITALS:
     WHEREAS, the Company desires to provide the Employee certain protection in the event of a change in control of the Company on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
     1. Change of Control.
     (a) If Employee’s employment with the Company shall be terminated by Employee for Good Reason by providing a Notice of Termination to the Company, the Employee shall be entitled to the following:
          (i) the Company shall pay the Employee in cash with fifteen days of the Termination Date an amount equal of all Accrued Compensation and the Pro Rata Bonus;
          (ii) the Company shall pay to the Employee in cash at the end of each of the twelve consecutive months following the Termination Date an amount equal to one-twelfth of the sum of the Base Amount plus the Bonus Amount plus all benefits and all Director’s fees, including retainers, to which the Employee would be entitled for the same period, or within 30 days, at the Employee’s option, a lump sum equal to the present value of the payments due under this Section 1(a)(ii); provided, however, that such lump sum amount shall be reduced to its net present value assuming an interest rate equal to six percent (6%) and 12 equal monthly payments commencing on the Termination Date;
          (iii) the restrictions on any outstanding incentive awards (including stock options) granted to the Employee under any Company’s stock option plan, Company stock option plan, or under any other incentive or deferred compensation plan or arrangement shall lapse and such incentive or deferred compensation award shall become 100% vested, all stock options and stock appreciation rights granted to the Employee shall be immediately exercisable and shall be 100% vested. The period in which Employee may exercise any option granted shall be the full term of such option.
     (b) The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

     (c) The severance pay and benefits provided for in this Section 1 shall be in lieu of any other severance or termination pay to which the Employee may be entitled under any Company severance or termination plan, program, practice or arrangement. The Employee’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect.
     2. Trade Secrets. The Employee shall not, at any time, either during the term of his employment or after the Termination Date, use or disclose any Trade Secrets of the Company, except in fulfillment of his duties as the Employee during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.
     3. Successors: Binding Agreement.
     (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successor and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.
     (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.
     4. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.
     5. Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and to otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others. The Company may, however, withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
     6. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this

Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Alabama.
     8. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
     10. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     12. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     (a) “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including without limitation, (i) base salary and (ii) reimbursement for reasonable and necessary expenses incurred by the Employee on behalf of the Company during the period ending on the Termination Date.
     (b) “Base Amount” shall mean the greater of the Executive’s annual base salary (i) at the rate in effect on the Termination Date or (ii) at the highest rate in effect at any time during the ninety day period prior to the Change in Control, and shall include all amounts of his base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.
     (c) “Bonus Amount” shall mean the greater of (i) the most recent annual bonus paid or payable to the Executive, or, if greater, the annual bonus paid or payable for the year ended prior to the fiscal year during which a Change in Control occurred, or (ii) the average of the annual bonuses paid or payable during the three full fiscal years ended prior to the Termination Date or, if greater, the three full fiscal years ended prior to the Change in Control (or, in each case, such lesser period for which annual bonuses were paid or payable to the Executive).

     (d) A “Change in Control” shall mean the occurrence during the term of this agreement of any of the following events:
          (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (B) the Company or any 80% owned subsidiary, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).
          (ii) The individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
          (iii) Approval by stockholders of the Company of:
               a) A merger, consolidation or reorganization involving the Company, unless
                    (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidated or reorganization, and

                    (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation.
(A transaction described in the immediately preceding clauses (1) and (2) shall herein be referred to as a “Non-Control Transaction. “)
                    (3) A complete liquidation or dissolution of the Company; or
                    (4) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person.
          (iv) Notwithstanding anything contained in this Agreement to the contrary, if the Employee’s employment is terminated prior to a Change in Control and the Employee reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.
     (e) “Good Reason” shall mean the occurrence within one year after a Change in Control of any of the events or conditions described in subsections (i) through (vii) hereof:
          (i) a change in the Employee’s status, title, position or responsibilities (including reporting responsibilities) which, in the Employee’s reasonable judgment, represents an adverse change from his status, office, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; the assignment to the Employee of any duties or responsibilities which, in the Employee’s reasonable judgment, are inconsistent with his status, office, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; any removal of the Employee from, or failure to reappoint or reelect him to, any such status, office, title, position or responsibility, or any other change in condition or circumstances that in the Employee’s reasonable judgment makes it materially more difficult for the Employee to carry out the duties and responsibilities of his office that existed at any time within 90 days preceding the date of a Change in Control or at any time thereafter;
          (ii) a reduction in the Employee’s base salary or any failure to pay the Employee any compensation or benefits to which he is entitled within five days of the date due;
          (iii) Employer requiring the Employee to be based at any place outside a 30-mile radius from the executive offices occupied by the Employee immediately prior to a Change in Control, except for reasonably required travel on Employer’s business which is not materially greater than such travel requirements prior to the Change in Control;

          (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Employee was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Employee or (B) provide the Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Employee was participating at any time within 90 days preceding the date of a Change in Control or at ay time thereafter;
          (v) the insolvency, or the filing by any person or entity, including the Company, of a petition for bankruptcy of the Company, or other relief under any other moratorium or similar law, which petition is not dismissed within 60 days;
          (vi) any material breach by Employer of this Agreement;
          (vii) any purported termination of the Employee’s employment for Cause by Employer which does not comply with the terms of this Agreement; or
Any event or condition described in clause (i) through (vii) above which occurs prior to a Change in Control but which the Employee reasonably demonstrates (A) was at the request of a Third Party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Employee’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.
     (f) “Notice of Termination” shall mean a written notice of termination from the Employee which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision of indicated.
     (g) “Successors and Assigns” shall mean a person, corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.
     (h) “Termination Date” shall mean the date specified in the Notice of Termination.
     (i) “Trade Secrets” shall mean any information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers, or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
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     IN WITNESS WHEREOF, the Company has caused this Agreement to he executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Employee has signed and sealed this Agreement, effective as of the date first above written.

THE BANC CORPORATION
By:	/s/ James A. Taylor, Jr.
Its: President

THE BANK
By:	/s/ David R. Carter
Its: EVP/CFO

EMPLOYEE:
/s/ Chris Gossett